UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2013

Atlas Pipeline Partners, L.P.

(Exact name of registrant as specified in its chapter)

Delaware	1-14998	23-3011077
(State or other jurisdiction or incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Park Place Corporate Center One 1000 Commerce Drive, Suite 400 Pittsburgh, PA	15275
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 877-950-7473

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On January 28, 2013, Atlas Pipeline Partners, L.P. (the “Partnership”) and Atlas Pipeline Finance Corporation (“Finance Co” and together with the Partnership, the “Issuers”), entered into a purchase agreement (the “Purchase Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated, acting as representative of the initial purchasers named therein, for the private issuance under Rule 144A and Regulation S of the Securities Act of 1933, as amended, of $650 million of 5.875% Senior Notes due 2023 (the “2023 Notes”). Closing of the offering is expected on or about February 11, 2013, and, upon issuance, the 2023 Notes will not have been registered under the Securities Act, and may not be offered or sold in the United States absent registration or an exemption from the registration requirements of the Securities Act. The 2023 Notes will be unconditionally guaranteed by the Partnership’s existing restricted subsidiaries (other than Finance Co, Atlas Pipeline Mid-Continent WestOk, LLC, Atlas Pipeline Mid-Continent WestTex, LLC and Centrahoma Processing, LLC) and any future subsidiary that guarantees the Partnership’s indebtedness or the indebtedness of any other subsidiary.

The Purchase Agreement contains customary representations, warranties and covenants among the parties as of the date of entering into such Purchase Agreement; these representations, warranties and covenants are not factual information to investors about the Issuers. The Purchase Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. The description of the material terms of the Purchase Agreement is qualified in its entirety by reference to such exhibit.

The Issuers intend to use the net proceeds of the offering to fund the concurrent cash tender offer and consent solicitation for the Partnership’s outstanding $365.8 million aggregate principal amount of 8 3/4% Senior Notes due 2018 (the “2018 Notes”) and to repay a portion of its outstanding borrowings under its existing credit facility.

Item 8.01 Other Events

On January 28, 2013, the Partnership commenced a tender offer to purchase for cash any and all of its outstanding 2018 Notes upon the terms and subject to the conditions set forth in an Offer to Purchase and Consent Solicitation Statement, dated January 28, 2013. Concurrently with the tender offer, and on the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, the Partnership is soliciting consents of holders of the 2018 Notes to authorize the elimination of most of the restrictive covenants and certain of the events of default contained in the indenture governing the 2018 Notes. The tender offer will expire at 11:59 p.m., New York City time, on February 25, 2013, unless extended. The consent solicitation will expire at 5:00 p.m., New York City time, on February 8, 2013, unless extended. Assuming all of the 2018 Notes are purchased in the pending tender offer and are entitled to the consent payment offered in the related consent solicitation, the Partnership expects to pay to the holders of the 2018 Notes payments aggregating approximately $26.2 million over the face amount of the 2018 Notes, excluding accrued interest, and to record approximately a $5.3 million write-off of deferred financing costs and other related expenses in connection with the repurchase.

Item 9.01 Financial Statements and Exhibits

(d) The following exhibits are included with this report:

Exhibit No.	Exhibit Description

1.1	Purchase Agreement, dated January 28, 2013, among Atlas Pipeline Partners, L.P., Atlas Pipeline Finance Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several initial purchasers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atlas Pipeline Partners, L.P. By: Atlas Pipeline Partners GP, LLC, its general partner

Date: January 30, 2013		/s/ Robert W. Karlovich, III

	Name:	Robert W. Karlovich, III

	Title:	Chief Financial Officer & Chief Accounting Officer